As filed with the Securities and Exchange Commission on August 8, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IN8BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	82-5462585
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

350 5th Avenue, Suite 5330

New York, New York 10118

(646) 600-6438

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Ho

President and Chief Executive Officer

IN8bio, Inc.

350 5th Avenue, Suite 5330

New York, New York 10118

(646) 600-6438

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Jaime L. Chase Sarah Curry Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Patrick McCall Chief Financial Officer IN8bio, Inc. 350 5th Avenue, Suite 5330 New York, New York 10118 (646) 600-6438	Robert F. Charron John J. Hart Ellenoff Grossman & Schole LLP 1345 Avenue of Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 8, 2022

PRELIMINARY PROSPECTUS

Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

We are offering      shares of our common stock at an assumed public offering price of $             per share, which was the last reported sale price per share of our common stock on the Nasdaq Global Market on             , 2022. We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in such purchasers, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following this offering, the opportunity to purchase, if such purchaser chooses, pre-funded warrants in lieu of shares of our common stock.

The purchase price of each pre-funded warrant equals the public offering price per share of common stock, minus $0.0001, and the exercise price of each pre-funded warrant equals $0.0001 per share. The pre-funded warrants are exercisable at any time during their 20-year term, provided that each pre-funded warrant holder will be prohibited from exercising such pre-funded warrants into shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% (or, at the election of such purchaser, 9.99%) of the total number of shares of our common stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 9.99% upon notice to us provided that any increase in the percentage shall not be effective until 61 days following notice to us. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such pre-funded warrants.

Our common stock is listed on the Nasdaq Global Market under the symbol “INAB.” On August 5, 2022, the last reported sales price of our common stock on the Nasdaq Global Market was $2.40 per share. There is no established public market for the pre-funded warrants, and we do not intend to list the pre-funded warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves risks. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 11 of this prospectus under the caption “Risk Factors” and under similar headings in other documents incorporated by reference into this prospectus.

	Per share	Per Pre-Funded Warrant	Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses	$		$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 27 for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase up to      additional shares of common stock on the same terms and conditions as set forth above.

Certain of our affiliated stockholders, including certain of our directors and officers and entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $5.0 million in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

The underwriters expect to deliver the shares of our common stock and pre-funded warrant to purchasers on or about                , 2022.

H.C. Wainwright & Co.

                , 2022

“IN8BIO,” “INEIGHTBIO,” the IN8BIO logo, DeltEx and other trademarks, trade names or service marks of IN8bio, Inc. appearing in this prospectus are the property of IN8bio, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “IN8bio, Inc.,” “the company,” “we,” “us,” “our” and similar references in this prospectus refer to IN8bio, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell therapies for the treatment of cancer. Gamma-delta T cells are naturally occurring immune cells that embody properties of both the innate and adaptive immune systems and can intrinsically differentiate between healthy and diseased tissue. These cells serve as a functional bridge between innate and adaptive immunity to contribute to direct tumor killing, as well as immune cell recruitment and activation to drive deeper immune responses. The pivotal role of gamma-delta T cells in immune function and activation, against diseases such as cancer, underscores their therapeutic potential across a wide range of solid and hematologic malignancies. We develop ex vivo-expanded and activated gamma-delta T cell candidates based upon our deep expertise in gamma-delta T cell biology, proprietary genetic engineering and cell-type specific manufacturing capabilities, which we refer to collectively as our DeltEx platform. Our platform employs allogeneic, autologous and genetically modified approaches to advance novel cell therapies, which are designed to effectively identify and eradicate tumor cells. We are currently the most clinically advanced gamma-delta T cell company.

Our lead product candidates are in Phase 1 clinical trials: INB-200, for the treatment of newly diagnosed glioblastoma, or GBM, and INB-100, for the treatment of patients with high-risk leukemias that are undergoing hematopoietic stem cell transplantation, or HSCT. For INB-200, we expect to report initial topline Phase 1 clinical trial results in the second half of 2022. For INB-100, we expect to report initial results from the first cohort in our Phase 1 clinical trial in 2022, with topline results for all cohorts in 2023. In addition, our plan is to initiate a new Phase 1b/2 clinical program, INB-400 in which both allogeneic and autologous genetically modified gamma-delta T cells will be assessed in both relapsed and newly diagnosed GBM patients. A portfolio of preclinical programs, including INB-300, focused on addressing various solid tumors using a dedicated gamma-delta chimeric antigen receptor T cell, or CAR-T cell, construct is also in progress. In May 2022, we unveiled the expansion of our DeltEx platform capabilities to include induced pluripotent stem cell, or iPSC, derived gamma-delta T cells. iPSCs represent a significant step toward next generation approaches of cellular manufacturing for true allogeneic off-the-shelf innate cell therapies. We will continue to advance internal research, including the application of our proprietary DeltEx technologies into additional solid tumor indications. We expect to file several investigational new drug applications, or INDs, for our pipeline product candidates through 2023, with the first IND expected to be filed in the second half of 2022.

Chemotherapy, a mainstay of solid tumor treatment, can deplete and damage immune cells, limiting their ability to seek and kill tumors. Despite these limitations, chemotherapy continues to be used in standard-of-care regimens because of its ability to rapidly and directly kill tumors. Chemotherapy, however, can also result in residual tumor cells that are chemotherapy resistant and lead to disease recurrence.

Recent studies show that the injury response to DNA damage from chemotherapy in live tumor cells can promote anti-tumor immune activity and impact subsequent tumor rejection. These positive immune effects are obstructed by the lymphodepleting properties of chemotherapy, which can severely reduce the number of immune cells, such as gamma-delta T cells, that can seek out and kill the residual tumor cells. We have leveraged our proprietary genetic modifications of gamma-delta T cells to protect the cells from chemotherapy-induced damage, allowing for their concurrent delivery with chemotherapy. This could potentially enable our candidates to recognize and kill residual tumor cells, including chemotherapy-resistant cells and cancer stem-cells, by attacking at the time when the tumor is experiencing maximum chemotherapy-induced stress and vulnerability. We have termed this approach as our “DeltEx drug resistant immunotherapy,” or DeltEx DRI, and it is the basis for several of our programs. We are the first company to advance genetically modified gamma-delta T cells into the clinic and one of only two companies, to have produced gamma-delta T cells from iPSCs. In addition, we believe we are the only company to have demonstrated the ability to derive both Vdelta1+, or Vd1+ and Vdelta2+, or Vd2+ gamma-delta T cells from iPSCs. In order to develop an off-the-shelf therapy, we are also testing the safety of a donor-derived, expanded, activated, non-genetically modified gamma-delta T cell therapeutic candidate, or DeltEx Allo, for the treatment of leukemia.

Our DeltEx platform is designed to overcome many of the challenges associated with the expansion, genetic engineering and scalable manufacturing of gamma-delta T cells. This approach allows us to expand the cells ex vivo to administer a potentially therapeutic dose to patients, harnessing the unique properties of gamma-delta T cells, including their ability to broadly recognize cellular stress signals on tumor cells. Our capabilities stem from the knowledge and experience passed to our team by our scientific co-founder, Lawrence Lamb, PhD, who has been working with cellular therapies and specifically gamma-delta T cells since the early 1990s. Dr. Lamb published some of the earliest manufacturing methods for certain subsets of gamma-delta T cells and has extensive experience scaling and conducting GMP manufacturing. He was an inspector and auditor for the Foundation for the Accreditation of Cellular Therapy, or FACT for over 20 years. We believe that our unique corporate insights into the advanced manufacturing and biology of gamma-delta T cells provide us with an innovative approach toward treating cancer that capitalize on the particular properties of gamma-delta T cells. We have advanced two novel programs into the clinic that have the potential to demonstrate durable tumor responses. We have used the DeltEx platform to create our deep pipeline of innovative allogeneic, autologous, iPSC and/or genetically modified product candidates designed to effectively target and potentially eradicate disease and improve patient outcomes.

Our Pipeline

The following chart shows the developmental status of our clinical and preclinical product candidates, all of which are wholly owned:

Our lead product candidate, INB-200, is a genetically modified autologous gamma-delta T cell currently in a Phase 1 clinical trial. In preclinical studies, our DeltEx DRI technology has been shown to allow gamma-delta T cells to survive and remain functional at therapeutic and supratherapeutic concentrations of chemotherapy. Such levels, which would normally be toxic to immune cells, allow our DeltEx DRI gamma-delta T cells to be used concomitantly with chemotherapy for the treatment of multiple solid tumor cancers. We engineered INB-200 to be resistant to alkylating agents such as temozolomide, or TMZ, a class of chemotherapeutic drugs used in the treatment of GBM and other cancers. This could allow INB-200 to be administered in combination with the current standard-of-care in the newly diagnosed treatment setting where survival has remained at less than 2.5 years since 2005. In preclinical studies, we demonstrated that such concomitant combinations resulted in durable improvements in long-term overall survival and complete eradication of tumor in 80% of animals. The current INB-200 Phase 1 clinical trial is a dose escalation protocol for newly diagnosed GBM patients at the Heersink School of Medicine and O’Neal Comprehensive Cancer Center at the University of Alabama at Birmingham, or UAB. The protocol is designed to evaluate single and multi-dose schedules of a fixed concentration of gene-modified chemotherapy-resistant gamma-delta T cells. We expect to report additional updates from this Phase 1 clinical trial in the fall of 2022 and mid-2023.

INB-100, our first off-the shelf allogeneic DeltEx product candidate, was developed to demonstrate the safety of donor-derived expanded and activated gamma-delta T cells that do not undergo additional genetic modification. This product candidate is being administered in a dose-escalation Phase 1 clinical trial for the treatment of patients with high-risk leukemias that are undergoing HSCT. Acute myeloid leukemia, or AML, and acute lymphoblastic leukemia, or ALL, represent two of the three most common allogeneic HSCT-treated cancers, accounting for approximately 50% of all allogeneic HSCTs. We have developed scalable methods to expand and activate gamma-delta T cells from peripheral blood in an automated manufacturing device. Prior clinical observations have shown that high numbers of circulating gamma-delta T cells have been correlated with improved survival outcomes in HSCT patients. This Phase 1 dose-escalation clinical trial of INB-100 in allogeneic HSCT patients is being conducted at the University of Kansas Cancer Center. We currently expect to report initial data from the first cohort in this trial in 2022, and topline data from all cohorts in 2023.

INB-400 is our first allogeneic DeltEx DRI product candidate to treat solid tumor cancers, including newly diagnosed GBM, which will also further confirm the clinical efficacy of autologous DeltEx therapy. We have obtained regulatory guidance from the FDA and plan to utilize clinical data from the Phase 1 clinical trials of INB-200 and INB-100 to provide the safety data necessary to support submission of an IND for INB-400 in the second half of 2022 for the treatment of newly diagnosed and relapsed GBM patients. INB-400 will evaluate the safety of genetically modified allogeneic DeltEx DRI gamma-delta T cells and assess their clinical activity in relapsed GBM patients while also confirming the safety and efficacy of autologous DeltEx DRI gamma-delta T cells in a newly diagnosed GBM patient population. Eventually we expect this construct will be assessed in a broader range of solid tumor cancer populations.

We are also developing a broad portfolio of preclinical programs in our efforts to effectively target and eliminate cancer. INB-300 is a preclinical program focused on developing Chimeric Antigen Receptor T-cell, or CAR-T, enabled DeltEx DRI product candidates for which we expect to target both brain tumors and additional extracranial solid tumors. Additional programs are focused advanced manufacturing methodologies such as iPSCs and on logical combinations with other therapies approved by the U.S. Food and Drug Administration, or FDA. Such combinations can drive synergies and enhance the antitumor activity of compounds such as checkpoint inhibitors, and DNA damage response, or DDR, inhibitors such as poly (ADP-ribose) polymerase, or PARP, inhibitors, or PARPi. At the 2021 meeting of the Society for Immunotherapy of Cancer, or SITC, we showed that the use of alkylating chemotherapies in combination with PARPi could act synergistically to reduce tumor size and significantly increase expression of NKG2D ligands. A combination of TMZ with PARPi (niraparib) increased expression of stress ligands on multiple solid tumor cell lines in vitro with up to a 29 times increase in mRNA expression of NKG2D ligands. Increases were seen in human classical and proneural human glioblastoma xenolines as well as in SB28 cells, a treatment-resistant mouse glioma cell line to closely resembles predicted treatment responses of advanced human GBM tumors. Increased expression of NKG2DL results in a more visible target for gamma-delta T cells, enhancing both recognition and killing. We believe these data demonstrating the ability to upregulate the expression of innate immune markers such as NKG2DL on tumor cells are important because it significantly increases tumor antigen density and immune activation through increased avidity. Data presented at the 2021 American Society of Hematology, or ASH, annual meeting demonstrated that antigen density on the surface of tumor cells is a critical modulator of CAR-T function. Higher antigen density involving thousands of antigen-ligand interactions is required for full CAR-T cell activation, whereas lower antigen levels were found to be associated with resistance to CAR therapy and/or a higher incidence of relapse.

In May 2022, we unveiled the expansion of our DeltEx platform capabilities to include iPSC-derived gamma-delta T cells. iPSC properties could potentially be revolutionary in the advancement and manufacturing of off-the-shelf cellular therapies for cancer. The ability to reprogram a precursor cell into a pluripotent state, and for later differentiation enables cellular expansion far beyond that of a single or even multiple donor-derived products and provides a pathway to a truly off-the-shelf cellular product. Additionally, iPSC-derived cell products can exceed the persistence and tumor cytotoxicity of a conventional donor-derived allogeneic product. We are now able to successfully generate iPSC-derived gamma-delta T cells and have differentiated them in a stepwise manner into hematopoietic progenitor cells, progenitor T cell and cytotoxic T lymphocytes through a proprietary feeder-free multi-step differentiation process. Specifically, we can generate both d1T-iPSC and d2T-iPSC lines which harbor the rearrangements of the TCRG and TCRD gene regions. The early passage gamma-delta T-iPSC was expanded and went through the multi-step differentiating process resulting in a high level of anti-tumor cytotoxicity. Additionally, we were also able to successfully transduce the iPSC-derived gamma-delta T cells. In summary, we believe our multi-step feeder-free differentiation process for manufacturing of both Vd1+ and Vd2+ gamma-delta T cells will pave the way toward novel genetic engineering and immunotherapies that can be applied towards various types of cancers.

As of August 8, 2022, our intellectual property portfolio consists of eight patent families that broadly protect our DeltEx platform and our product candidates, both through composition of matter and method of use. Our patents broadly cover genetic modification to gamma-delta T cells that confers chemotherapy resistance. Our future product candidates could incorporate additional proprietary genetic alterations designed to make them resistant to other chemotherapies utilized to treat multiple types of solid tumor cancers. Our patents also cover the method of generating these genetically engineered cells from patients or donors and their use in multiple solid and liquid tumors. Our portfolio broadly covers the use of allogeneic gamma-delta T cells in HSCT. Finally, we have patent families that cover the composition of our CAR constructs in gamma-delta T cells, specifically in our DeltEx DRI cells, and their use in multiple solid and liquid tumors.

Recent Events

Preliminary Second Quarter Results

Preliminary unaudited operating results for the quarter ended June 30, 2022 and certain preliminary financial condition information as of June 30, 2022 are as follows:

•	Net loss for the three and six months ended June 30, 2022 is expected to be approximately $7.2 million and $13.3 million, respectively.

•	The Company ended the second quarter with approximately $25.7 million in cash and common shares outstanding of 18,838,471 at June 30, 2022.

The above information is preliminary financial information for the second quarter of 2022 and subject to completion. The unaudited, estimated results for the second quarter of 2022 are preliminary and were prepared by our management, based upon our estimates, a number of assumptions and currently available information, and are subject to revision based upon, among other things, quarter-end closing procedures and/or adjustments, the completion of our interim financial statements and other operational procedures. This preliminary financial information is the responsibility of management and has been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the quarter ended June 30, 2022, and our actual results could be materially different from this preliminary financial information, which preliminary information should not be regarded as a representation by us, our management, or the underwriters as to our actual results for the quarter ended June 30, 2022. In addition, our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to this preliminary financial information and does not express an opinion or any other form of assurance with respect to this preliminary financial information. During the course of the preparation of our financial statements and related notes as of and for the quarter ended June 30, 2022, we may identify items that would require us to make material adjustments to this preliminary financial information. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles and reviewed by our auditors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Strategy

We are dedicated to leveraging our DeltEx platform to develop next generation cell therapies that we believe can dramatically improve outcomes for cancer patients. To achieve this goal, our strategy is as follows:

•	Continue clinical development of our lead product candidates, INB-200 and INB-100.

•	Advance INB-400 and INB-300 into clinical development, subject to receiving regulatory authorization to proceed pursuant to INDs.

•	Leverage our DeltEx platform for additional indications and product candidates.

•	Advance and continue to scale our manufacturing.

•	Independently develop and commercialize our product candidates where we believe we can maximize their value and benefit to patients.

Risk Factor Summary

Our business and this offering are subject to numerous risks and uncertainties, including those in the section titled “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, or our 2021 Annual Report, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, or the 2022 Quarterly Report, and in the other documents we file with the Securities and Exchange Commission, or the SEC, which are incorporated by reference in this prospectus. These risks include, but are not limited to, the following:

•

We will require substantial additional funding to finance our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development programs or other operations.

•

We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.

•

We have a limited operating history and have no products approved for commercial sale, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•

We are dependent on the successful clinical development, regulatory approval and commercialization of our gamma-delta T cell product candidates. If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate product revenue will be adversely affected.

•

Interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•

Our DeltEx products candidates utilize novel approaches to cell therapies, including cancer treatment, which presents significant challenges to successfully develop, manufacture and commercialize our product candidates.

•

The clinical and commercial utility of our DeltEx platform is uncertain and may never be realized. Additionally, certain aspects of the function and production of gamma-delta T cells are poorly understood or currently unknown, and may only become known through further preclinical and clinical testing.

•	If we encounter difficulties in enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

The ongoing COVID-19 pandemic, and other geopolitical tensions, such as Russia’s ongoing war with Ukraine, and the reduction of natural gas and energy to European countries, could adversely impact our business, including our clinical trials, supply chain and business development activities.

•	We face significant competition, and many of our competitors have substantially greater experience and resources than we have.

•

Our manufacturing process is complex, and we may encounter difficulties in production, which would delay or prevent our ability to provide a sufficient supply of our product candidates for future clinical trials or commercialization, if approved.

•

Clinical product candidate development involves a lengthy and expensive process and involve uncertain outcomes. We may incur additional costs and encounter substantial delays or difficulties in our clinical trials.

•	If we encounter difficulties in enrolling patients with our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

We currently store our gamma-delta T cells at our research and development facility and at the facilities of our clinical and/or manufacturing partners, and any damage or loss to our storage freezers and/or facilities from natural disasters or otherwise, would cause delays in replacement, and our business could suffer.

•

We are currently dependent on a single third-party supplier for manufacture of our automated manufacturing device and our lentiviral vectors. These are critical products required for the manufacturing of our product candidates, including INB-200 and INB-100. Any damage or loss to the ability of our suppliers to deliver supplies in a timely manner could cause delays in manufacturing, our clinical trials and our business could suffer.

•

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. If we breach our license agreements with the University of Alabama at Birmingham Research Foundation and Emory University, or any of the other agreements under which we acquired, or will acquire, the intellectual property rights to our product candidates, we could lose the ability to continue the development and commercialization of the related product.

•

If we are unable to obtain and maintain patent protection for our product candidates and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our product candidates and technology may be adversely affected.

•

Our ability to compete in the pharmaceuticals industry depends upon our ability to attract and retain highly qualified managerial, scientific, medical, and other personnel. The loss of the services of our key employees could impede, delay or prevent the successful development of our product pipeline, the completion of our current and planned clinical trials, and the commercialization of our products or in-licensing or acquisition of new assets, and could negatively impact our ability to successfully implement our business plan.

•	Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

•

Actual or perceived failures to comply with applicable data privacy and security obligations, including laws, regulations, standards and other requirements could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse business consequences.

•	There is no public market for the pre-funded warrants being offered in this offering.

•

Holders of pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock, except as provided in the warrants.

•	A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

•	We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Corporate Information

Incysus, Ltd. was incorporated in Bermuda on February 8, 2016. On May 7, 2018, Incysus, Ltd. reincorporated in the United States in a domestication transaction in which Incysus, Ltd. converted into a newly formed Delaware corporation, Incysus Therapeutics, Inc. Upon the domestication, each Class A share of Incysus,

Ltd. was automatically converted into one share of common stock of Incysus Therapeutics, Inc. and each Class B share of Incysus, Ltd. was automatically cancelled and did not convert into any shares of any class of capital stock of Incysus Therapeutics, Inc. In August 2020, we amended our certificate of incorporation, as amended, to change our name to IN8bio, Inc. Our principal executive offices are located at 350 5th Avenue, Suite 5330, New York, New York 10118, and our telephone number is (646) 600-6438. Our corporate website address is www.in8bio.com. Information contained on, or accessible through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and December 31, 2026. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and in the filings we make with the SEC. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies that are not emerging growth companies.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financial statements to those of other public companies more difficult. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The Offering

Common stock to be offered	shares

Pre-funded warrants offered by us	In lieu of shares of common stock, we are offering to certain purchasers pre-funded warrants to purchase shares of common stock. The purchase price of each pre-funded warrant will equal the public offering price per share of common stock, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. Each pre-funded warrant will be exercisable upon issuance and will expire 20 years from the date of issuance. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such pre-funded warrants.

Common stock to be outstanding after this offering	shares, or shares if the underwriters exercise their option to purchase additional shares in full (in each case, assuming we sell only shares of common stock and no pre-funded warrants).

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase up to additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions. The number of shares subject to the underwriters’ option will equal 15% of the total number of shares of common stock we are offering plus the shares of common stock underlying the pre-funded warrants.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase up to additional shares of common stock), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for clinical development of our product candidates and for working capital and general corporate purposes. See “Use of Proceeds” on page 13 of this prospectus.

Risk factors	You should read the section titled “Risk Factors” beginning on page 9 and the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common stock.

Nasdaq Global Market symbol	“INAB”

The number of shares of our common stock to be outstanding after this offering is based on 18,812,267 shares of common stock outstanding as of March 31, 2022, and excludes:

•	3,013,205 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2022, with a weighted-average exercise price of $5.91 per share;

•

4,401,211 shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan, or 2020 Plan, plus any future increases in the number of shares of common stock reserved for issuance; and

•

387,812 shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, or ESPP, plus any future increases, including annual automatic evergreen increases, in the number of shares of common stock reserved for issuance under our ESPP.

Except otherwise indicated, the information in this prospectus assumes no exercise of the outstanding options, no exercise of the pre-funded warrants being offered hereby, and no exercise by the underwriters of their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and those discussed under the section titled “Risk Factors” contained in our 2021 Annual Report and 2022 Quarterly Report, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. You may experience further dilution upon exercise of options.

The public offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Based on a public offering price of $     per share, which represents the last reported sale price of our common stock on the Nasdaq Global Market on                 , 2022, if you purchase common stock in this offering, you will incur immediate substantial dilution of approximately $     per share, representing the difference between the assumed public offering price per share of common stock and our as adjusted net tangible book value as of March 31, 2022. Furthermore, if outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list these pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Global Market. Without an active market, the liquidity of these pre-funded warrants will be limited.

Holders of pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the warrants.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise of such warrants, the holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock offered hereby will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds for working capital and other general corporate purposes.

However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

The trading price of our common stock has been highly volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock has been highly volatile. For example, on July 30, 2021, the closing price of our common stock was $10.00 per share and on August 5, 2022 it was $2.40 per share. This volatility may affect the price at which you are able to sell shares of our common stock, and the sale of our common stock in this offering could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and economic factors that are beyond our control. As a result, you may not be able to sell your shares of common stock at or above the price at which you purchase them. In addition, while the stock market in general has experienced high volatility, biotechnology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

An active trading market for our common stock may not be sustained.

Our shares of common stock began trading on the Nasdaq Global Market on July 30, 2021. Given the limited trading history of our common stock, there is a risk that an active trading market for our shares will not be sustained, which could put downward pressure on the market price of our common stock and thereby affect the ability of our stockholders to sell their shares.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Based upon shares of our common stock outstanding as of March 31, 2022, and upon the completion of this offering and giving effect to any purchases in this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing     % of our outstanding common stock (or    % if the underwriters exercise in full their option to purchase additional shares). If our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock acted together, they may be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. The concentration of voting power and transfer restrictions could delay or prevent an acquisition of our company on terms that other stockholders may desire or result in the management of our company in ways with which other stockholders disagree.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

•	our plans to develop and commercialize our product candidates;

•	the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs;

•	our ability to take advantage of abbreviated regulatory pathways for any of our product candidates;

•	our expectations regarding the impact of the ongoing COVID-19 pandemic and other geopolitical tensions, such as Russia’s recent incursion into Ukraine, on our business, our industry and the economy;

•	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our ability to obtain regulatory approval of our current and future product candidates;

•	our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

•	our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	our intellectual property position and the duration of our patent rights;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets we serve;

•	the impact of government laws and regulations and liabilities thereunder;

•	our need to hire additional personnel and our ability to attract and retain such personnel;

•	developments relating to our competitors and our industry;

•	other factors that may impact our financial results; and

•	our use of the proceeds from this offering.

The foregoing list of risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk Factors” in this prospectus and the risk factors set forth in the documents incorporated by reference in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase up to                 additional shares of common stock), based on an assumed public offering price of $         per share, which was the last reported sale price per share of our common stock on the Nasdaq Global Market on                 , 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no sale of any pre-funded warrants offered hereunder.

We intend to use the net proceeds of this offering for clinical development of our product candidates and for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.

Each $1.00 increase or decrease in the assumed public offering price of $         per share, the last reported sale price per share of our common stock on the Nasdaq Global Market on                 , 2022, would increase or decrease the net proceeds to us from this offering by $             million, assuming that the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock (or common stock underlying pre-funded warrants) offered by us, would increase or decrease the net proceeds to us by $         million, assuming the assumed public offering price per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of our preclinical, clinical and future development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from our ongoing and planned clinical trials, our ability to take advantage of expedited programs or to obtain regulatory approval for product candidates, the timing and costs associated with the manufacture and supply of product candidates for clinical development or commercialization and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2022 on:

•	an actual basis; and

•

a pro forma basis, giving further effect to the sale of             shares of our common stock in this offering (assuming no sale of pre-funded warrants) at an assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on                 , 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2021 Annual Report and our 2022 Quarterly Report, each as incorporated by reference in this prospectus.

	As of March 31, 2022
(in thousands, except share and per share amounts)	Actual	Pro Forma
Cash	$32,107	$

Stockholders’ equity
Common stock, par value $0.0001 per share; 490,000,000 shares authorized at March 31, 2022; 18,812,267 shares issued and outstanding, actual; shares issued and outstanding, pro forma	2
Additional paid-in capital	71,669
Accumulated deficit	(38,836)

Total stockholders’ equity	$32,835	$

Total capitalization	$32,835	$

(1)

Each $1.00 increase or decrease in the assumed public offering price of $        per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on                 , 2022, would increase or decrease each of pro forma cash, additional paid-in capital, total stockholders’ equity and total capitalization by $            million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock offered by us would increase or decrease each of pro forma cash, additional paid-in capital, total stockholders’ equity and total capitalization by $             million, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

The foregoing discussion and tables above are based on 18,812,267 shares of common stock outstanding as of March 31, 2022, and excludes:

•	3,013,205 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2022, with a weighted-average exercise price of $5.91 per share;

•

4,401,211 shares of our common stock reserved for future issuance under the 2020 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under the 2020 Plan; and

•	387,812 shares of our common stock reserved for future issuance under our ESPP, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of March 31, 2022 was $32.8 million, or $1.75 per share of our common stock. Our historical net tangible book value represents our total tangible assets less total liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of our common stock outstanding as of March 31, 2022.

After giving effect to the sale of              shares of our common stock to purchase shares of our common stock in this offering at a public offering price of $             per share, which was the last reporting sale price of our common stock on the Nasdaq Global Market on             , 2022, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants, our as adjusted net tangible book value as of March 31, 2022 would have been $            million, or $         per share. This represents an immediate increase in as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution of $        per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Historical net tangible book value per share as of March 31, 2022	$1.75
Increase in net tangible book value per share as of March 31, 2022 attributable to investors purchasing in this offering

As adjusted net tangible book value per share as of March 31, 2022 after giving effect to this offering
Dilution per share to new investors participating in this offering		$

Each $1.00 increase or decrease in the assumed public offering price of $         per share, the last reported sale price of our common stock on the Nasdaq Global Market on                 , 2022, would increase or decrease our as adjusted net tangible book value per share after this offering by $         per share and the dilution per share to new investors participating in this offering by $         per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase of 1.0 million shares of common stock offered by us would increase the as adjusted net tangible book value after this offering by $         per share and decrease the dilution per share to new investors participating in this offering by $         per share, and a decrease of 1.0 million shares of common stock offered by us would decrease the as adjusted net tangible book value by $         per share and increase the dilution per share to new investors in this offering by $         per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise in full their option to purchase up to              additional shares of common stock from us, the as adjusted net tangible book value per share after giving effect to this offering would be $         per share and dilution to new investors participating in this offering of $         per share.

The foregoing discussion and tables above are based on 18,812,267 shares of common stock outstanding as of March 31, 2022, and excludes:

•	3,013,205 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2022, with a weighted-average exercise price of $5.91 per share;

•

4,401,211 shares of our common stock reserved for future issuance under the 2020 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under the 2020 Plan; and

•	387,812 shares of our common stock reserved for future issuance under our ESPP, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

To the extent that any outstanding options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The description of our common stock under the section “Description of Capital Stock” in this prospectus is incorporated herein by reference.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a par.

Exercise price

Pre-funded warrants will have an exercise price of $0.0001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant.

Exercise limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Term

The pre-funded warrants expire 20 years from the date of issuance.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange listing

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

No rights as a stockholder

Except as otherwise provided in the pre-funded warrant or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Dividends

Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the amended and restated certificate of incorporation, our board of directors have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

Certain holders of shares of our common stock will initially be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our investors’ rights agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than three years after the completion of this offering, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144, or other similar exemption, of the Securities Act during any three-month period.

Demand Registration Rights

Certain holders of our common stock are entitled to certain demand registration rights. The holders of a majority of registrable securities may request that we register all or a portion of their shares, subject to certain specified exceptions.

Piggyback Registration Rights

Certain holders of our common stock are entitled to rights to notice of this offering and to include their shares of registrable securities in this offering, which we expect the requisite percentage of holders to waive. In the event that we propose to register any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

S-3 Registration Rights

Certain holders of our common stock are entitled to certain Form S-3 registration rights. The holders of at least 25% of registrable securities may, request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price which equals or exceeds $1.0 million, net of selling expenses. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Anti-takeover provisions

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that our board of directors will be classified into three classes of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2⁄3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2⁄3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against us or any of our directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, our amended and restated certificate of incorporation further provides that, unless we consent writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum, to the fullest extent permitted by law, for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Limitations of Liability and Indemnification

See the section titled “Executive and Director Compensation-Limitations on Liability and Indemnification Matters.”

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “INAB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock or pre-funded warrants to purchase our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. All prospective non-U.S. holders of our common stock or pre-funded warrants should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock or pre-funded warrants, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock or pre-funded warrant (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. A U.S. holder is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.

This discussion is limited to non-U.S. holders that hold shares of our common stock or pre-funded warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address the effect of the alternative minimum tax or Medicare contribution tax on net investment income, the impact of special tax accounting rules under Section 451(b) of the Code, any aspects of U.S. estate or gift tax, or any state, local or non-U.S. taxes. This discussion also does not address all special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock or pre-funded warrants as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock or pre-funded warrants under the constructive sale provisions of the Code, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, controlled foreign corporations, passive foreign investment companies and certain former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock or pre-funded warrants through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock or pre-funded warrants, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock or pre-funded warrants.

There can be no assurance that the U.S. Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences with respect to the matters discussed below.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of such shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share received. Similarly, the tax basis of the pre-funded warrant should carry over to the share received upon exercise, increased by the exercise price of $0.0001 per share. If a pre-funded warrant expires without being exercised, the holder should recognize a capital loss in an amount equal to such holder’s tax basis in the pre-funded warrant. This loss will be long-term capital loss if, at the time of the expiration, the holder’s holding period in the pre-funded warrant is more than one year. The deductibility of capital losses is subject to limitations.

Our characterization is not binding on the IRS, and the IRS may treat our pre-funded warrants as warrants to acquire our common stock. In that case, the amount and character of your gain with respect to an investment in our pre-funded warrants could be materially different than the discussion set forth below. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that a pre-funded warrant is treated as a share of our common stock for U.S. federal income tax purposes.

Distributions on Our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock or Pre-Funded Warrants.”

Subject to the discussions below regarding effectively connected income, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy relevant certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the U.S. federal income tax rates applicable to a “United States person” (as defined in the Code), which we refer to as a United States person, unless a specific treaty exemption applies. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation, under certain circumstances, also may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Even if we are or become a U.S. real property holding corporation, provided that our common stock is “regularly traded” (as defined by U.S. Treasury Regulations) on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock or pre-funded warrants paid to such holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or pre-funded warrants. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) or otherwise establishes an exemption.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock or pre-funded warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) generally impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. FATCA also generally imposes a 30% withholding tax on certain payments made to a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax under FATCA described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The FATCA withholding provisions described above currently apply to dividends on our common stock or pre-funded warrants. The FATCA withholding provisions also would apply to the gross proceeds of a disposition of our common stock or pre-funded warrants, except that the U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate such withholding. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR PRE-FUNDED WARRANTS, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Pursuant to the underwriting agreement with H.C. Wainwright & Co., LLC, as the sole underwriter of this offering, we have agreed to issue and sell to the underwriter, and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our common stock and the number of pre-funded warrants listed opposite the underwriter’s name below, on the closing date, subject to the terms and conditions contained in the underwriting agreement. The underwriting agreement provides that the obligations of the underwriter are subject to certain customary conditions precedent, representations and warranties contained therein.

Underwriter	Number of Shares	Number of Pre-Funded Warrants
H.C. Wainwright & Co., LLC

Total

Pursuant to the underwriting agreement, the underwriter has agreed to purchase all of the shares and pre-funded warrants sold under the underwriting agreement if any of these shares and pre-funded warrants are purchased, other than those shares covered by the underwriter’s option to purchase additional shares of common stock described below. The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Certain of our affiliated stockholders, including certain of our directors and officers and entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of up to approximately $5.0 million in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares of common stock and pre-funded warrants to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $         per share. If all of the shares of common stock and pre-funded warrants are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

The underwriter is offering the shares of common stock and pre-funded warrants subject to its acceptance of the shares of common stock and pre-funded warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions specified in the underwriting agreement.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price per share of common stock listed on the cover page of this prospectus, less underwriting discounts and commissions.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses and fees, to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per Share	Per Pre-Funded Warrant	Total without Option	Total with Option
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

We have agreed to pay the underwriter (i) an underwriting discount equal to 6% of the aggregate gross proceeds of this offering, (ii) a management fee equal to 1% of the aggregate gross proceeds of this offering, (iii) a non-accountable expense allowance of $50,000, (iv) up to $100,000 for reasonable fees and expenses of outside legal counsel of the underwriter, and (v) $15,950 for the clearing expenses of the underwriter in connection with this offering.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions and the management fee, will be approximately $         million and are payable by us.

Tail Financing Payments

We have also agreed to pay the underwriter a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by the underwriter during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction until December 31, 2022.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in connection with our common stock.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Lock-Up Agreements

We and each of our officers, directors and certain security holders of the Company beneficially holding 5% or greater of the outstanding shares of common stock have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of H.C. Wainwright & Co., LLC for a period of 90 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by H.C. Wainwright & Co., LLC.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Other Relationships

From time to time, the underwriter may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Listing on the Nasdaq Global Market

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “INAB.” We do not plan to list the pre-funded warrants on the Nasdaq Global Market or any other securities exchange or trading market.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area, each an EEA State, no shares have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or (c) in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities offered hereby is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York. As of the date of this prospectus, partners of Cooley LLP and GC&H Investments and GC&H Investments, LLC, each an entity that is comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 173,937 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2021 and 2020, and for the years then ended, incorporated by reference herein and in the registration statement have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and to the documents incorporated by reference herein. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or a document incorporated by reference herein. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.in8bio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38542):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022;

•

our definitive Proxy Statement on Schedule 14A , filed with the SEC on  April 22, 2022 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

•	our Current Reports on Form 8-K filed with the SEC on March 28, 2022, June 2, 2022 and July 27, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 10, 2020, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to IN8bio, Inc., Attn: Patrick McCall, Corporate Secretary, 350 5th Avenue, Suite 5330, New York, New York 10118; telephone: (646) 600-6438.

You also may access these filings on our website at www.in8bio.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Shares of Common Stock

Pre-Funded Warrants to Purchase              Shares of Common Stock

Preliminary Prospectus

                , 2022

H.C. Wainwright & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount and management fee). Except for the Securities and Exchange Commission registration fee and the FINRA filing fee, all amounts are estimates.

Item	Amount
SEC registration fee	$1,066.05
FINRA filing fee	$2,000.00
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Miscellaneous expenses		*

Total		*

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all unregistered securities we have sold since January 1, 2019 through the date of the prospectus that is a part of this registration statement:

(1) We granted options to purchase an aggregate of 1,543,726 shares of common stock, with exercise prices ranging from $1.07 to $6.74 per share, to certain of our employees, directors and consultants pursuant to our 2018 Equity Incentive Plan, as amended, or the 2018 Plan. Of these, 72,349 shares have been issued pursuant to the exercises of options for cash consideration and 263,587 have been cancelled.

(2) Between January 1, 2019 and August 2020, we issued an aggregate of 7,048,351 shares of our Series A Preferred Stock at a price per share of $3.5833 for total gross proceeds of approximately $25.3 million, excluding proceeds from the sale of the 2018A Notes, to 33 accredited investors.

(3) In March 2020, we entered into a common stock purchase agreement with a member of our board of directors for the issuance and sale of 182,500 shares of our common stock for a total purchase price of $200,000.

(4) Between January 2019 and August 2020, we issued an aggregate of 89,629 shares of our common stock to The UAB Research Foundation as a result of certain antidilution provisions contained in our license agreement with The UAB Research Foundation.

(5) In July 2020, we issued 200,750 shares of common stock to a former employee pursuant to the terms of a settlement agreement.

(6) In October 2020, we entered into a common stock purchase agreement with a member of our board of directors for the issuance and sale of 29,674 shares of our common stock for a total purchase price of $199,998.

(7) In October 2020, we entered into a common stock purchase agreement for the issuance and sale of 14,837 shares of our common stock for a total purchase price of $99,999.

(8) In October 2020, we issued 231,396 shares of our Series A Preferred Stock upon the exercise of our outstanding warrants for cash consideration of $0.0003 per share.

The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were employees, directors or bona fide consultants of the Registrant and received the securities under the 2018 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraphs (2) to (8) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, and with respect to paragraph (2), also Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)

Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on August 3, 2021).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on August 3, 2021).

4.1	Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated May 7, 2018 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

4.2	Description of the Registrant’s Securities (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-39692), filed with the SEC on May 17, 2022).

4.3*	Form of Pre-Funded Warrant.

5.1*	Opinion of Cooley LLP.

10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and executive officers. (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the Commission on November 5, 2020).

10.2+	2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the Commission on October 16, 2020).

10.3+	Forms of Option Grant Notice and Option Agreement under 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the Commission on October 16, 2020).

10.4+	2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-259458), filed with the SEC on September 10, 2021).

Exhibit Number	Description

10.5+	Forms of Option Grant Notice and Option Agreement under 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the Commission on November 5, 2020).

10.6+	Form of Restricted Stock Unit Grant Notice and Unit Award Agreement under 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the Commission on November 5, 2020).

10.7+	2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-259458), filed with the SEC on September 10, 2021).

10.8+*	Non-Employee Director Compensation Policy.

10.9†	Exclusive License Agreement, dated March 10, 2016, between the Registrant and The UAB Research Foundation, as amended (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.10†	First Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.11†	Second Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.12†	Third Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.13†	Fourth Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.14†	Exclusive License Agreement, dated June 10, 2016, between Emory University, Children’s Healthcare of Atlanta, Inc., and UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.15†	First Amendment to Exclusive License Agreement between Emory University, Children’s Healthcare of Atlanta, Inc., The UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.16†	Second Amendment to Exclusive License Agreement between Emory University, Children’s Healthcare of Atlanta, Inc., The UAB Research Foundation and the Registrant (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249530), filed with the SEC on October 16, 2020).

10.17+	Amended and Restated Employment Agreement, between Registrant and William Ho, dated December 1, 2020 (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the SEC on March 31, 2021).

Exhibit Number	Description

10.18+	Amended and Restated Employment Agreement between Registrant and Lawrence Lamb, dated December 31, 2020 (incorporated herein by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the SEC on March 31, 2021).

10.19+	Employment Agreement between Registrant and Trishna Goswami, dated October 7, 2021 (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K (File No. 001-39692), filed with the SEC on May 17, 2022).

10.20+	Employment Agreement between Registrant and Patrick McCall, dated January 20, 2021 (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-39692), filed with the SEC on May 17, 2022).

23.1	Consent of CohnReznick LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

107	Filing Fee Table.

*	To be filed by amendment
+	Indicates a management contract or compensatory plan.
†	Portions of the exhibit (marked by asterisks) have been omitted pursuant to Regulation S-K Item 601(b)(2).

(b)

Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of August, 2022.

IN8BIO, INC.

By:	/s/ William Ho
William Ho President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William Ho William Ho	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2022

/s/ Patrick McCall Patrick McCall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2022

/s/ Alan S. Roemer Alan S. Roemer	Chairman	August 8, 2022

/s/ Peter Brandt Peter Brandt	Director	August 8, 2022

/s/ Emily T. Fairbairn Emily T. Fairbairn	Director	August 8, 2022

/s/ Luba Greenwood Luba Greenwood	Director	August 8, 2022

/s/ Travis Whitfill Travis Whitfill	Director	August 8, 2022